Exhibit 99.15

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

MICHAEL CARDONE	Case No.:

Plaintiff,	JURY TRIAL DEMANDED

v.	COMPLAINT FOR VIOLATIONS OF
MARVELL TECHNOLOGY GROUP, LTD., RICK HILL, MATT MURPHY, TUDOR BROWN, BRAD BUSS, EDWARD, FRANK, MARACHEL KNIGHT, BETHANY MAYER, MICHAEL STRACHAN, and ROBERT SWITZ,	FEDERAL SECURITIES LAWS

Defendants.

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

BACKGROUND

1.    This action concerns a proposed transaction (“Proposed Transaction”) announced on October 29, 2020, pursuant to which Marvell Technology Group, LTD (“Marvell” or the “Company”) will merge with Inphi, Inc. (“Inphi”).

2.    On October 29, 2020, Marvell’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger and reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, (a) each share of Inphi common stock will be converted into 2.323 shares of Marvell Technology, Inc. (“HoldCo”), a wholly-owned subsidiary of Marvell, and $66.00 in cash per share (the “Merger Consideration”); and (b) each share of Marvell will be converted into 1.0 share of HoldCo. Upon closing of the Proposed Transaction, stockholders of Inphi will own approximately 17% of the outstanding common stock of HoldCo, while stockholders of Marvell are expected to own approximately 83% of HoldCo.

3.    On December 22, 2020, in order to convince Marvell’s shareholders to vote in favor of the Proposed Transaction, Defendants filed a materially incomplete and misleading preliminary S-4 Registration Statement (the “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”).

4.    The Registration Statement omits material information with respect to the Proposed Transaction, which renders the Registration Statement false and misleading. Accordingly, Plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Registration Statement.

5.    In addition, a special meeting of Marvell’s stockholders will be held to vote on the Proposed Transaction (the “Stockholder Vote’} It is therefore imperative that the material information that has been omitted from the Registration Statement is disclosed prior to the Stockholder Vote so Marvell stockholders can properly exercise their corporate voting rights and make an informed decision on whether to vote in favor of the merger.

JURISDICTION & VENUE

6.    This Court has jurisdiction over the claims asserted herein pursuant to Section 27 ofthe 1934 Act and 28 U.S.C. §1331 because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

7.    This Court has jurisdiction over Defendants because each defendant is either a corporation that conducts business in this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

8.    Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because, among other things: (a) the conduct at issue will have an effect in this District; (b) a substantial portion of the transactions and wrongs complained of herein, occurred in this District; and (c) certain Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

THE PARTIES

9.    Plaintiff is, and has been continuously throughout all times relevant hereto, a Marvell shareholder.

10.    Defendant Marvell is a Bermuda exempted company and a party to the Merger Agreement. Marvell shares are traded on the NASDAQ under the ticker symbol “MRVL.”

11.    Defendant Rick Hill is Chairman of the Board of the Company.

12.    Defendant Matt Murphy is a director of the Company.

13.    Defendant Tudor Brown is a director of the Company.

14.    Defendant Brad Buss is a director of the Company.

15.    Defendant Edward Frank is a director of the Company.

16.    Defendant Marachel Knight is a director of the Company.

17.    Defendant Bethany Mayer is a director of the Company.

18.    Defendant Michael Strachan is a director of the Company.

19.    Defendant Robert Switz is a director of the Company.

FACTS

20.    Marvell is a semiconductor provider of application-specific standard products. The Company is engaged in the design, development and sale of integrated circuits. The Company develops System-on-a-Chip (SoC) devices. Also, the Company develops integrated hardware platforms along with software that incorporates digital computing technologies designed and configured to provide an optimized computing solution. Its product portfolio includes devices for storage, networking and connectivity.

21.    Inphi a provider of analog and mixed signal semiconductor solutions for the communications and datacenter markets. Inphi’s resolutions offer an interface between analog signals and digital data in systems, such as telecommunications transport systems, enterprise networking equipment and datacenters. It participated in the design, advancement and sale of analog connectivity components that operate to preserve amplify and manage signal integrity at high speeds in a range of applications. Its semiconductor solutions are devised to address bandwidth bottlenecks in networks and enable the rollout of communications and datacenter infrastructures.

22.    On October 29, 2020, Marvell’s Board caused the Company to enter into the Merger Agreement.

23.    The Merger Agreement provides that Marvel with merge with and into Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly owned subsidiary of HoldCo; and Inphi will merge with and into Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HoldCo. As a result of these mergers, Marvell and Inphi will become wholly owned subsidiaries of HoldCo.

24.    It is therefore imperative that the Company shareholders receive the material information that Defendants have omitted from the Registration Statement so that they can meaningfully assess whether the Proposed Transaction is in their best interests prior to the vote.

25.    Section 4.4 Merger Agreement has a ‘‘no solicitation” clause that prevents Marvell from soliciting alternative proposals and constraints its ability to negotiate with potential buyers:

(a) Subject to Section 4.4(b), Marvell shall not, and shall ensure that the other Marvell Entities and its and their respective Representatives do not, in each case, directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate the making, submission or announcement of any Disruptive Marvell Acquisition Proposal; (ii) furnish or otherwise provide access to any information regarding any of the Marvell Entities to any Person in connection with or in response to a Disruptive Marvell Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Disruptive Marvell Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 4.4(a) and to limit its discussion exclusively to such referral); (iv) approve, endorse or recommend any Disruptive Marvell Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract contemplating or otherwise relating to a Marvell Acquisition Transaction (other than a confidentiality agreement entered into pursuant to, and in compliance with, clause “(iv)(B)” of Section 4.4(b)) that is expressly conditioned on the termination of this Agreement; or (vi) resolve or publicly propose to take any of the actions or do any of the other things described in clauses “(i)” through “(v)” of this sentence; provided, however, that (x) nothing in this Section 4.4(a) shall prohibit Marvell or its Representatives from contacting in writing, on a single occasion, any Person who, following the date of this Agreement and prior to the approval of the Marvell Merger Proposal by the Required Marvell Shareholder Vote, made an unsolicited Disruptive Marvell Acquisition Proposal to Marvell (that has not been withdrawn), solely to ask such Person, and to request from such Person a written response to, questions for the purpose of clarifying (and not for the purpose of engaging, directly or indirectly, in any discussions or negotiations of any sort regarding) the material terms of such Disruptive Marvell Acquisition Proposal, (y) simultaneously with sending any written communication to such Person, Marvell shall deliver to the Company a copy of such written communication, and (z) promptly (and in any event within 24 hours) after receiving any communication from such Person, Marvell shall deliver to the Company a copy of such communication.

26.    In addition, Section 8.3 of the the Merger Agreement requires Marvell to pay up to a $400,000,000 “termination fee” in the event this agreement is terminated by Marvell and improperly constrains the Company from obtaining a superior offer. Such a termination fee is excessive and unduly restrictive to Marvell’s ability to consider other offers.

27.    Defendants filed the Registration Statement with the SEC in connection with the Proposed Transaction.

28.    As alleged herein, the Registration Statement omits material information with respect to the Proposed Transaction, which renders the Registration Statement false and misleading.

29.    First, the Registration Statement omits material information regarding Marvell’s, Inphi’s, and the pro forma company’s financial projections.

30.    With respect to Marvell’s financial projections, the Registration Statement fails to disclose all line items used to calculate (a) EBITDA, (b) unlevered free cash flow including SBC, (c) unlevered free cash flow excluding SBC, and (d) non-GAAP operating income. The Registration Statement also fails to disclose a reconciliation of all non-GAAP to GAAP metrics.

31.    With respect to Inphi’s financial projections, the Registration Statement fails to disclose all line items used to calculate (a) EBITDA, (b) unlevered free cash flow including SBC, (c) unlevered free cash flow excluding SBC, and (d) non-GAAP operating income. The Registration Statement also fails to disclose a reconciliation of all non-GAAP to GAAP metrics.

32.    With respect to the pro forma company’s financial projections, the Registration Statement fails to disclose all line items used to calculate non-GAAP Operating Income including Synergies. The Registration Statement also fails to disclose a reconciliation of all non-GAAP to GAAP metrics.

33.    Second, the Registration Statement omits material information regarding the analyses performed by the Company’s financial advisor J.P. Morgan Securities LLC (“JPM’’) and Inphi’s financial advisor Qatalyst Partners LP (“Qatalyst”) in connection with the Proposed Transaction.

34.    With respect to JPM’s Discounted Cash Flow Analysis, the Registration Statements fails to include (i) Inphi’s expected unlevered free cash flows for the remainder of

2020. (ii) the terminal values for Inphi, (iii) JPM’s full basis for applying perpetual growth rates ranging from 3.0% to 4.0% to the unlevered free cash flow, (iv) the individual inputs and assumptions underlying the range of discount rates ranging from 9.0% to 11.0%, and (v) the number of fully diluted shares of Inphi common stock outstanding. This information must be disclosed to make the Registration Statement not materially misleading to Marvell stockholders and provide stockholders with full and relevant information in considering how to vote.

35.    With respect to JPM’s Intrinsic Value of Merger Consideration—DCF Based, the Registration Statements fails to include (i) JPM’s full basis for applying a terminal growth rate of 3.5% to the unlevered free cash flow for Inphi and for the Marvell Projected Synergies and a discount rate of 10%, (ii) JPM’s full basis for applying a terminal growth rate of 3.5% to the unlevered free cash flow for Marvell and for the Marvell Projected Synergies and a discount rate of9.75%, and (iii) Marvell’s weighted average cost of capital. This information must be disclosed to make the Registration Statement not materially misleading to Marvell stockholders and provide stockholders with full and relevant information in considering how to vote.

36.    With respect to Qatalyst’s Illustrative Discounted Cash Flow Analysis – Standalone Company, the Registration Statement fails to disclose: (i) the individual inputs and assumptions underlying the discount rates ranging from 8.0% to 11.5%; (ii) the terminal values for Inphi; (iii) Qatalyst’s basis for using a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT of20.0x to 35.0x; and (iv) the number of fully-diluted Inphi shares. This information must be disclosed to make the Registration Statement not materially misleading to Marvell stockholders and provide stockholders with full and relevant information in considering how to vote.

37.    With respect to Qatalyst’s Illustrative Discounted Cash Flow Analysis – Pro

Forma Combined Company, the Registration Statement fails to disclose: (i) the individual inputs and assumptions underlying the discount rates ranging from 8.0% to 10.0%; (ii) the terminal values for HoldCo; (iii) Qatalyst’s basis for using a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT of 20.0x to 35.0x; and (iv) the number of fully-diluted HoldCo shares. This information must be disclosed to make the Registration Statement not materially misleading to Marvell stockholders and provide stockholders with full and relevant information in considering how to vote.

38.    The omission of the above-referenced material information renders the Registration Statement false and misleading.

39.    The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

CLAIMS FOR RELIEF

COUNT I

(AGAINST ALL DEFENDANTS FOR VIOLATIONS OF SECTION 14(a) OF THE

EXCHANGE ACT AND RULE 14a-9 PROMULGATED THEREUNDER)

40.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

41.    Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, requires that proxy communications with stockholders shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

42.    Defendants issued the Registration Statement with the intention of soliciting stockholder support for the Proposed Transaction. Each of the Defendants reviewed and authorized the dissemination of the Registration Statement and the use of their name in the Registration Statement, which fails to provide critical information regarding, among other things, the financial projections that were prepared by the Company and relied upon by the Board in recommending the Company’s stockholders vote in favor of the Proposed Transaction.

43.    In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. By virtue of their roles as officers and/or directors, each of the Individual Defendants were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). The Individual Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Registration Statement, but nonetheless failed to obtain and disclose such information to stockholders as required.

44.    The preparation of a Registration Statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. Defendants were negligent in preparing and reviewing the Registration Statement. Defendants were also negligent in choosing to omit material information from the Registration Statement or failing to notice the material omissions in the Registration Statement upon reviewing it, which they were required to do carefully.

45.    The misrepresentations and omissions in the Registration Statement are material to Plaintiff, who will be deprived of his right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction. Plaintiff has no adequate remedy at law.

COUNT II

(AGAINST THE INDIVIDUAL DEFENDANTS FOR VIOLATIONS OF

SECTION 20(a) OF THE EXCHANGE ACT)

46.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

47.    The Individual Defendants acted as controlling persons of the Company within the meaning of Section 20{a) of the Exchange Act as alleged herein. By virtue of their positions as directors of the Company, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Registration Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

48.    Each of the Individual Defendants was provided with or had unlimited access to copies of the Registration Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

49.    In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The Registration Statement at issue contains the unanimous recommendation of the Board to approve the Proposed Transaction.

The Individual Defendants were thus directly involved in the making of the Registration Statement.

50.    In addition, as the Registration Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Registration Statement pwports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

51.    By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

52.    As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Ru1e 14a-9, by their acts and omissions as alleged herein.By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

53.    Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A.    Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.    In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C.    Directing the Individual Defendants to disseminate a Registration Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D.    Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Ru1e 14a-9 promu1gated thereunder;

E.    Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

F.    Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby requests a trial by jury on all issues so triable.

Dated: January 11, 2021

MOORE KUEHN, PLLC

/s/ Justin Kuehn
Justin A. Kuehn
Fletcher W. Moore 30 Wall Street, 8th floor
New York, New York 10005
Tel: (212) 709-8245 jkuehn@moorekuehn.com fmoore@moorekuehn.com

Attorneys for Plaintiff